Exhibit 23.2


                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Shire Pharmaceuticals Group plc for the registration of 21,214,628 of its ordinary shares and to the incorporation by reference therein of our report dated February 16, 1999, with respect to the consolidated financial statements of Roberts Pharmaceutical Corporation for the year ended December 31, 1998, included in the Shire Pharmaceuticals Group plc Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP
MetroPark, New Jersey
June 16, 2000